UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-2588496
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.10 par value per share (including associated preferred stock purchase rights)	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:                                                          (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of class)

(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the Securities and Exchange Commission (the “Commission”) of shares of Common Stock, par value $0.10 per share (the “Common Stock”), of Iteris, Inc., a Delaware corporation (the “Company”).  As of December 31, 2015, the Company had authorized 70,000,000 shares of Common Stock, of which 32,038,329 shares were issued and outstanding, and 2,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”), of which no shares were issued and outstanding.  The Company is authorized to issue the Preferred Stock from time to time, in one or more classes or series, with such designation, rights and preferences, as may be determined by the Board of Directors of the Company (the “Board”).

Holders of the Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders.  With respect to the election of directors, subject to certain conditions, holders of the Common Stock may cumulate their votes.  Subject to limitations under applicable law and preferences that may apply to any outstanding shares of Preferred Stock, holders of the Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor.  In the event of the Company’s liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for any Preferred Stock having preference over the Common Stock.  Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

On August 20, 2009, the Board declared a dividend distribution of one Preferred Stock purchase right (each a “Right”) for each outstanding share of Common Stock.  The description and terms of the Rights are set forth in a Rights Agreement dated August 20, 2009 between the Company and Computershare Trust Company, N.A., as rights agent, as amended by Amendment No. 1 to Rights Agreement dated August 8, 2012 (the “Amendment”).  The description of the Rights set forth in the Registration Statement on Form 8-A filed with the Commission on August 21, 2009 and the description of the Amendment set forth in the Quarterly Report on Form 10-Q filed with the Commission on August 10, 2012 are incorporated herein by reference.

Item 2.  Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed as part of this registration statement.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 5, 2016	ITERIS, INC.

	By:	/S/ ANDREW C. SCHMIDT
Andrew C. Schmidt
Chief Financial Officer